Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated April 29, 2014 Relating to Preliminary Prospectus dated April 24, 2014 Registration No. 333-194979

FREE WRITING PROSPECTUS

This free writing prospectus relates to and should be read together with the preliminary prospectus dated April 24, 2014, or the Preliminary Prospectus, included in Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-194979) of American Homes 4 Rent, or we, our and us, as filed with the Securities and Exchange Commission, or the SEC, on April 24, 2014, or the Registration Statement. The Registration Statement and the Preliminary Prospectus included therein can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1562401/000104746914004104/a2219580zs-11a.htm

The following information supplements and updates certain information contained in the Preliminary Prospectus.  Defined terms used in this free writing prospectus but not defined herein have the meanings ascribed to them in the Preliminary Prospectus.  In addition, section references in this free writing prospectus are to sections in the Preliminary Prospectus.  We intend to file Amendment No. 2 to the Registration Statement on the date hereof to reflect the supplements and updates to the information in the Preliminary Prospectus described below.

Supplemental Disclosure regarding Increased Offering Size

We have increased the number of securities offered from 4,000,000 Series C Participating Preferred Shares (plus up to 600,000 additional Series C Participating Preferred Shares pursuant to an underwriters’ option to purchase additional shares) to 6,500,000 Series C Participating Preferred Shares (plus up to 975,000 additional Series C Participating Preferred Shares pursuant to an underwriters’ option to purchase additional shares). The use of proceeds from the offering and the concurrent private placement remains (i) to repay the indebtedness we have incurred or expect to incur under our credit facility, and to the extent not used for that purpose, (ii) to acquire and renovate single-family properties in accordance with our business strategy described in the Preliminary Prospectus, and (iii) for general business purposes. On April 25, 2014, our credit facility had an outstanding balance of $716 million.

Supplemental Disclosure regarding Chief Financial Officer

As previously disclosed, Peter J. Nelson, our former Chief Financial Officer, resigned his position with us to pursue other career interests, effective April 24, 2014.  On April 28, 2014, the Board of Trustees appointed Diana Laing as our new Chief Financial Officer, effective May 18, 2014. From May 2004 through December 2013, Ms. Laing served as Executive Vice President, Chief Financial Officer and Corporate Secretary of Thomas Properties Group, Inc. in Los Angeles, California. Thomas Properties Group, Inc. was a real estate operating company specializing in the development, redevelopment and operation of Class A office properties until it completed a merger into Parkway Properties, Inc. in December 2013. Since February 2014, Ms. Laing has been a consultant to the Company. She will terminate her consulting activities with the Company when she joins the Company as Chief Financial Officer on May 18, 2014. Ms. Laing is also a member of the Board of Directors of The Macerich Company (NYSE: MAC), a real estate investment trust that owns shopping malls, where she is Chair of the Audit Committee and a member of the Compensation Committee.  Ms. Laing graduated from Oklahoma State University with a Bachelor of Science degree in accounting. The board also appointed David P. Singelyn, our Chief Executive Officer, to serve as Interim Chief Financial Officer (including as principal financial and accounting officer) from April 28, 2014 through May 18, 2014.

Supplemental Disclosure regarding Securitization Transaction

As previously announced, we have engaged advisors to assist in structuring and negotiating a securitization transaction secured by a portion of our portfolio of single-family properties. We expect to complete the transaction in the second quarter of 2014, subject to, among other matters, conditions in the capital markets, rating agency review and customary closing conditions, and expect that the transaction will be exempt from registration under the Securities Act of 1933, as amended. There can be no assurance regarding the potential size, pricing, extent of collateral or other terms of the securitization transaction, or that the contemplated transaction will be completed.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001562401.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING MORGAN STANLEY & CO. LLC, ATTENTION: PROSPECTUS DEPARTMENT, 180 VARICK STREET, 2ND FLOOR, NEW YORK, NY 10014, VIA TELEPHONE: (866) 718-1649 OR VIA EMAIL: PROSPECTUS@MORGANSTANLEY.COM; RAYMOND JAMES & ASSOCIATES, INC., 880 CARILLON PARKWAY, ST. PETERSBURG, FLORIDA 33716, OR BY CALLING TOLL-FREE AT 1-800-248-8863, OR BY EMAILING PROSPECTUS@RAYMONDJAMES.COM; OR JEFFERIES LLC, ATTENTION: DEBT SYNDICATE PROSPECTUS DEPARTMENT, 520 MADISON AVENUE, 2ND FLOOR, NEW YORK, NY 10022, OR BY CALLING TOLL-FREE AT 1-877-547-6340 OR BY EMAILING PROSPECTUS_DEPARTMENT@JEFFERIES.COM.

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